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                                                                     Exhibit 2.1


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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                          MOLECULAR DEVICES CORPORATION
                             a Delaware corporation;


                         ASTROS ACQUISITION SUB I, INC.,
                            a California corporation;


                         ASTROS ACQUISITION SUB II, LLC,
                   a California limited liability company; and


                             AXON INSTRUMENTS, INC.
                            a California corporation.



                           ---------------------------

                           Dated as of March 20, 2004

                           ---------------------------



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
Section 1.      Description Of Transaction ...................................................    1

     1.1    Mergers ..........................................................................    1

     1.2    Effect of the Mergers ............................................................    2

     1.3    Closing; Effective Times .........................................................    2

     1.4    Articles of Organization and Operating Agreement; Directors and Officers .........    2

     1.5    Conversion of Shares .............................................................    3

     1.6    Stock Options ....................................................................    4

     1.7    Closing of the Company's Transfer Books ..........................................    5

     1.8    Exchange of Certificates .........................................................    5

     1.9    Dissenting Shares ................................................................    7

     1.10   Tax Consequences .................................................................    7

     1.11   Further Action ...................................................................    7

Section 2.      Representations And Warranties Of The Company ................................    7

     2.1    Due Organization; Subsidiaries; Etc ..............................................    7

     2.2    Articles of Incorporation and Bylaws .............................................    8

     2.3    Capitalization, Etc ..............................................................    8

     2.4    Financial Statements .............................................................   10

     2.5    ASIC; ASX ........................................................................   10

     2.6    Absence of Changes ...............................................................   11

     2.7    Title to Assets ..................................................................   13

     2.8    Reserved .........................................................................   13

     2.9    Receivables; Customers ...........................................................   13

     2.10   Property; Leasehold ..............................................................   13

     2.11   Intellectual Property ............................................................   13

     2.12   Contracts ........................................................................   16

     2.13   Products; Performance of Services ................................................   19

     2.14   Liabilities ......................................................................   19

     2.15   Compliance with Legal Requirements ...............................................   19

     2.16   Certain Business Practices .......................................................   20

     2.17   Governmental Authorizations ......................................................   20

     2.18   Tax Matters ......................................................................   20

     2.19   Employee and Labor Matters; Benefit Plans ........................................   21

     2.20   Environmental Matters ............................................................   26

     2.21   Insurance ........................................................................   27

     2.22   Reserved .........................................................................   27

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
     2.23   Legal Proceedings; Orders ........................................................   27

     2.24   Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement    27

     2.25   Non-Contravention; Consents ......................................................   28

     2.26   No Discussions ...................................................................   28

     2.27   Financial Advisor ................................................................   29

     2.28   Fairness Opinion .................................................................   29

     2.29   Required Vote ....................................................................   29

     2.30   Full Disclosure ..................................................................   29

Section 3.      Representations And Warranties Of Parent And Merger Subs .....................   30

     3.1    Organization, Standing and Power .................................................   30

     3.2    SEC Filings; Financial Statements ................................................   31

     3.3    Capitalization, Etc ..............................................................   31

     3.4    Authority; Binding Nature of Agreement ...........................................   32

     3.5    Non-Contravention; Consents ......................................................   32

     3.6    Vote Required ....................................................................   33

     3.7    Valid Issuance ...................................................................   33

     3.8    Joint Proxy Statement/Prospectus and Registration Statement; Australian Prospectus   33

     3.9    Commitment Letter ................................................................   33

     3.10   Financial Advisor ................................................................   34

     3.11   Fairness Opinion .................................................................   34

     3.12   Legal Proceedings; Orders ........................................................   34

     3.13   Insurance ........................................................................   34

     3.14   Compliance with Legal Requirements ...............................................   34

     3.15   Absence of Changes ...............................................................   35

Section 4.      Certain Covenants Of The Company .............................................   35

     4.1    Access and Investigation .........................................................   35

     4.2    Operation of the Company's Business ..............................................   35

     4.3    Notification .....................................................................   37

     4.4    No Solicitation ..................................................................   38

     4.5    Operation of Parent's Business ...................................................   39

Section 5.      Additional Covenants of the Parties ..........................................   40

     5.1    Registration Statement; Joint Proxy Statement/Prospectus .........................   40

     5.2    Company Shareholders' Meeting ....................................................   40

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
     5.3    Parent Stockholders' Meeting .....................................................   41

     5.4    Regulatory Approvals .............................................................   41

     5.5    Additional Agreements ............................................................   42

     5.6    Disclosure .......................................................................   42

     5.7    Resignation of Officers and Directors ............................................   43

     5.8    Termination of Employee Plans ....................................................   43

     5.9    FIRPTA Matters ...................................................................   43

     5.10   Termination of Agreements ........................................................   43

     5.11   Employment Matters ...............................................................   43

     5.12   Tax Matters ......................................................................   44

     5.13   Commercially Reasonable Efforts ..................................................   44

     5.14   Indemnification of Officers and Directors ........................................   44

     5.15   Letter of the Company's Accountants ..............................................   45

     5.16   Listing ..........................................................................   45

     5.17   Australian Prospectus ............................................................   45

Section 6.      Conditions Precedent To Obligations Of Parent And Merger Subs ................   46

     6.1    Accuracy of Representations ......................................................   46

     6.2    Performance of Covenants .........................................................   46

     6.3    Effectiveness of Registration Statement ..........................................   46

     6.4    Stockholder Approval .............................................................   46

     6.5    Shareholder Approval .............................................................   46

     6.6    Reserved .........................................................................   46

     6.7    Agreements and Documents .........................................................   46

     6.8    HSR Act ..........................................................................   47

     6.9    Listing ..........................................................................   47

     6.10   No Restraints ....................................................................   47

     6.11   No Governmental Litigation .......................................................   47

     6.12   No Other Litigation ..............................................................   47

     6.13   Termination of Employee Plans ....................................................   47

Section 7.      Conditions Precedent To Obligation Of The Company ............................   48

     7.1    Accuracy of Representations ......................................................   48

     7.2    Performance of Covenants .........................................................   48

     7.3    Effectiveness of Registration Statement ..........................................   48

     7.4    Stockholder Approval .............................................................   48

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
     7.5    Shareholder Approval .............................................................   48

     7.6    Certificate ......................................................................   48

     7.7    HSR Act ..........................................................................   48

     7.8    Listing ..........................................................................   48

     7.9    No Restraints ....................................................................   48

     7.10   No Governmental Litigation .......................................................   49

     7.11   No Other Litigation ..............................................................   49

Section 8.      Termination ..................................................................   49

     8.1    Termination ......................................................................   49

     8.2    Termination Procedures ...........................................................   50

     8.3    Effect of Termination ............................................................   51

     8.4    Expenses; Fees ...................................................................   51

Section 9.      Miscellaneous Provisions .....................................................   51

     9.1    Amendment ........................................................................   51

     9.2    Waiver ...........................................................................   51

     9.3    Entire Agreement; Counterparts ...................................................   52

     9.4    Applicable Law; Jurisdiction .....................................................   52

     9.5    Company Disclosure Letter ........................................................   52

     9.6    Attorneys' Fees ..................................................................   52

     9.7    Assignability ....................................................................   52

     9.8    Notices ..........................................................................   52

     9.9    Cooperation ......................................................................   53

     9.10   Construction .....................................................................   53

     9.11   Non-Survival of Representations and Warranties ...................................   54

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made and entered into as of March 20, 2004, by and among: MOLECULAR DEVICES CORPORATION, a Delaware corporation ("PARENT"); ASTROS ACQUISITION SUB I, INC., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB I"); ASTROS ACQUISITION SUB II, LLC, a California limited liability company and a wholly owned subsidiary of Parent ("MERGER SUB II," and together with Merger Sub I, "MERGER SUBS"); and AXON INSTRUMENTS, INC., a California corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

      A. Parent, Merger Subs and the Company intend to effect (1) a merger of Merger Sub I with and into the Company in accordance with this Agreement and the California General Corporation Law (the "CGCL") ("MERGER I") and (2) immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with this Agreement and the CGCL and the Beverly-Killea Limited Liability Company Act (the "LLC ACT") ("MERGER II," and together with Merger I, the "MERGERS"). Upon consummation of the Mergers, the Company will cease to exist.

      B. Parent, Merger Subs and the Company intend that Merger I and Merger II shall be treated as an integrated transaction and that the Mergers shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

      C. For financial accounting purposes, it is intended that the Mergers be accounted for as a "purchase."

      D. The respective boards of directors of Parent, Merger Sub I and Merger Sub II have approved this Agreement and the Mergers and the board of directors of the Company has approved this Agreement and Merger I.

      E. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "VOTING AGREEMENT") of even date herewith.

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

      SECTION 1. DESCRIPTION OF TRANSACTION

            1.1 MERGERS. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL, at the Effective Time of Merger I, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I ("SURVIVING ENTITY I"). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL and the LLC Act, the Company will be merged with and into Merger Sub II, and the separate existence of the Company shall cease. Merger Sub II shall continue


                                       1.

as the surviving entity in Merger II (the "SURVIVING ENTITY") and shall succeed to and assume all the rights and obligations of the Company in accordance with the CGCL and the LLC Act.

            1.2 EFFECT OF THE MERGERS. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL and the LLC Act.

            1.3 CLOSING; EFFECTIVE TIMES. Subject to the satisfaction or waiver (as permitted by this Agreement and applicable Legal Requirements) of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature must be satisfied or waived at the Closing), the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward llp, located at 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "CLOSING DATE"), which shall be no later than the third business day after the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7, unless another time or date is agreed to in writing by the parties hereto. Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause to be filed a properly executed agreement of merger ("AGREEMENT OF MERGER") for Merger I conforming to the requirements of the CGCL with the Secretary of State of the State of California. Immediately following the Effective Time of Merger I, the parties shall cause to be filed a properly executed Agreement of Merger for Merger II conforming to the requirements of the CGCL and the LLC Act with the Secretary of State of the State of California. Each Merger shall become effective at the time such Agreement of Merger is filed with the Secretary of State of the State of California or at such other time as the parties may agree and specify in the respective Agreement of Merger.

            1.4 ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT; DIRECTORS AND OFFICERS.

            (A) Unless otherwise determined by Parent prior to the Effective Time of Merger I:

                  (I) the Articles of Incorporation of Surviving Entity I immediately after the Effective Time of Merger I shall be the Articles of Incorporation of Merger Sub I immediately prior to the Effective Time of Merger I;

                  (II) the bylaws of Surviving Entity I immediately after the Effective Time of Merger I shall be the bylaws of Merger Sub I immediately prior to the Effective Time of Merger I; and

                  (III) the directors and officers of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I.

            (B) Unless otherwise determined by Parent prior to the Effective Time of Merger II:

                  (I) the Articles of Organization of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent;

                  (II) the Operating Agreement of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent; and

                  (III) the directors and officers of the Surviving Entity immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Merger Sub II immediately prior to the Effective Time of Merger II.


                                       2.

            1.5 CONVERSION OF SHARES.

                  (A) Subject to the other subsections of this Section 1.5 and
Section 1.9, at the Effective Time of Merger I, by virtue of Merger I and without any further action on the part of Parent, Merger Subs, the Company or any shareholder of the Company:

                        (I) any shares of common stock, no par value per share, of the Company ("COMPANY COMMON STOCK") then held by the Company or any of the Company's Subsidiaries (or held in the Company's treasury) ("EXCLUDED SHARES") shall be canceled and retired and shall cease to exist at the Effective Time of Merger I, and no consideration shall be delivered in exchange therefor;

                        (II) each share of Company Common Stock then held by Parent, Merger Subs or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time of Merger I, and no consideration shall be delivered in exchange therefor;

                        (III) each share of common stock, $.001 par value per share, of Merger Sub I then outstanding shall be converted into one share of common stock of Surviving Entity I; and

                        (IV) except as provided in clauses 1.5(a)(i) and 1.5(a)(ii) above and subject to Section 1.9, each share of Company Common Stock then issued and outstanding shall be converted into the right to receive (A) $0.1359 in cash (the "CASH CONVERSION RATIO") and (B) 0.007340 of a share of Parent Common Stock (the "STOCK EXCHANGE RATIO").

                  (B) If, between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to preserve the economic benefits that the Company and Parent are reasonably expected on the date of this Agreement to receive as a result of the consummation of Merger I and the other transactions contemplated by this Agreement.

                  (C) If any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued, and the cash paid, in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Surviving Entity I and the Surviving Entity shall take all action that may be necessary to ensure that, from and after the Effective Time of Merger I, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (D) No fractional shares of Parent Common Stock shall be issued in connection with Merger I (including pursuant to Section 1.6(a)), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52.


                                       3.

                  (E) Neither Parent, Surviving Entity I nor the Surviving Entity shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                  (F) By virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) each membership interest of Merger Sub II then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one membership interest of the Surviving Entity and (ii) each share of common stock of Surviving Entity I then outstanding shall remain outstanding and each certificate therefor shall be converted into one membership interest of the Surviving Entity.

            1.6 STOCK OPTIONS.

                  (A) At the Effective Time of Merger I, by virtue of Merger I and in accordance with the prospectuses dated April 1, 2000 and January 28, 2000 lodged with ASIC by the Company (the "PROSPECTUSES"), and without any action on the part of the parties hereto, each stock option that is then outstanding under the Prospectuses, whether vested or unvested (an "ENTITLEMENT OPTION"), shall be cancelled and converted into the right to receive that number of shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Entitlement Option immediately prior to the Effective Time multiplied by 0.003280 and cash equal to the product of the number of shares that were issuable upon exercise of such Entitlement Option immediately prior to the Effective Time multiplied by $0.06074.

                  (B) At the Effective Time of Merger I, by virtue of Merger I and in accordance with the Company's 2001 Equity Incentive Plan and the Company's 1993 Stock Plan, as amended (such plans collectively referred to as the "COMPANY STOCK PLANS"), and without any action on the part of the parties hereto, each stock option that is then outstanding under the Company Stock Plans, whether vested or unvested (a "COMPANY OPTION"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plans, the stock option agreement by which such Company Option is evidenced (including any amendments thereto) and this Agreement and converted into an option to purchase Parent Common Stock in accordance with this Section 1.6(b) (each, an "ASSUMED COMPANY OPTION"). Each Assumed Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Assumed Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option, whether or not excercisable, immediately prior to the Effective Time multiplied by 0.01468 (the "ASSUMED OPTION EXCHANGE RATIO"), rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Assumed Option Exchange Ratio, rounded up to the nearest whole cent, (iii) any reference in the agreement evidencing the Assumed Company Option to the Company shall be deemed a reference to Parent and (iv) any reference in the agreement evidencing the Assumed Company Option to Company Common Stock shall be deemed a reference to Parent Common Stock. For purposes of the foregoing, and consistent with Section 1.5(a)(iv), the parties agree that the value of Parent Common Stock in determining the Assumed Option Exchange Ratio shall be the average of the closing prices of Parent Common Stock as reported on The


                                       4.

Nasdaq Stock Market for the 10 trading days up to and including the trading day that is two trading days prior to the execution of this Agreement.

                  (C) Parent shall file with the SEC, as promptly as practicable, and in no event later than 15 days after the date on which Merger I becomes effective, a registration statement on Form S-8 relating to the Parent Common Stock subject to the Assumed Company Options. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained in such registration statement) for so long as the Assumed Company Options remain outstanding. As soon as practicable after the Effective Time of Merger I, Parent shall deliver to each holder of an Assumed Company Option an appropriate notice setting forth such holder's rights with respect to such Assumed Company Option and indicating that such Assumed Company Option shall continue in effect on the same terms and conditions as were in effect immediately prior to the Effective Time of Merger I (subject to the adjustments required pursuant to this Section 1.6).

                  (D) The Company shall take all commercially reasonable actions that may be necessary (under the Prospectuses, the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.6. The parties intend that the assumption of Company Options provided for under this Section 1.6 shall comply with the provisions of Section 424(a) of the Code, and this Section 1.6 shall be interpreted consistent with such intent.

            1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time of Merger I: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time of Merger I shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to Surviving Entity I, the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

            1.8 EXCHANGE OF CERTIFICATES.

            (A) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in Merger I (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time of Merger I, Parent shall deposit with the Exchange Agent (i) certificates representing the Stock Consideration up to the number of shares necessary to satisfy the obligation to pay Stock Consideration to the holders of outstanding shares of Company Common Stock and Entitlement Options as of the Effective Time, (ii) the Cash Consideration up to the amount necessary to satisfy the obligation to pay Cash Consideration to the holders of outstanding shares of Company Common Stock and Entitlement Options as of the Effective Time and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

            (B) As soon as reasonably practicable after the Effective Time of Merger I, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in


                                       5.

customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor
(A) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section
1.5 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash that such holder has the right to receive pursuant to the provisions of Section 1.5 and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time of Merger I, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, Surviving Entity I or the Surviving Entity with respect to such Company Stock Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer books of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to and an amount in cash may be delivered pursuant to
Section 1.5 to a person other than the person in whose name the Company Stock Certificate so surrendered is registered, if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

            (C) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time of Merger I shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in Merger I until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

            (D) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Effective Time of Merger I shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, their portion of the Cash Consideration and any dividends or distributions with respect to Parent Common Stock.

            (E) Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.


                                       6.

            1.9 DISSENTING SHARES.

                  (A) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Chapter 13 of the California Corporations Code are applicable to Merger I, any shares of Company Common Stock that, as of the Effective Time of Merger I, are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares", then, as of the later of the Effective Time of Merger I or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5.

                  (B) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time of Merger I to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time of Merger I pursuant to the CGCL and
(ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time of Merger I with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, except as required by applicable Legal Requirements.

            1.10 TAX CONSEQUENCES. For federal income Tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            1.11 FURTHER ACTION. If, at any time after the Effective Time of Merger I, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of each Merger Sub, in the name of the Company and otherwise) to take such action.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Subs as follows, except as set forth in the Company Disclosure Letter:

            2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

                  (A) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Letter, and neither the Company nor the other Entity identified in Part 2.1(a) of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Entity. (The Company and its Subsidiaries are referred to collectively in this Agreement as the "ACQUIRED CORPORATIONS.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any


                                       7.

time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

                  (B) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

                  (C) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not be material to such Acquired Corporation.

                  (D) Except as set forth in Part 2.1(d) of the Company Disclosure Letter, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

                  (E) Part 2.1(e) of the Company Disclosure Letter accurately sets forth (i) the names of the members of each of the Acquired Corporations' board of directors, (ii) the names of the members of each committee of each of the Acquired Corporations' board of directors and (iii) the names and titles of each of the Acquired Corporations' officers.

            2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered or made available to Parent accurate and complete copies of (a) the articles of incorporation (or other charter or organizational document), (b) the bylaws (or other charter or organizational document), (c) the stock records, minutes and other records of the meetings and other proceedings of the shareholders, the board of directors and all committees of the board of directors and (d) other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto. There have been no formal meetings or other proceedings of the shareholders, the board of directors, or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of any of the Acquired Corporations' articles of incorporation or bylaws (or other charter or organizational document), and none of the Acquired Corporations has taken any action that is inconsistent with any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Acquired Corporation. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

            2.3 CAPITALIZATION, ETC.

                  (A) The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock, of which 482,298,242 shares have been issued and are outstanding as of March 18, 2004. The Company does not hold any shares of its capital stock in its treasury, except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by the other Acquired Corporation. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Letter: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable law with respect to capital stock of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the


                                       8.

Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

                  (B) As of the date hereof: (i) 50,394,237 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock; (ii) 15,312,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 2001 Equity Incentive Plan; and (iii) 31,587,572 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1993 Stock Plan, as amended. Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this
Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the applicable vesting schedules (which applicable vesting schedule may be provided by means of a general description of the vesting schedules applicable to outstanding Company Options), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the forms of all stock option agreements evidencing such options.

                  (C) Except as set forth in Part 2.3(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) to the Knowledge of the Company, any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (D) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirement and (ii) all requirements set forth in applicable Contracts.

                  (E) All of the issued and outstanding shares of capital stock of each Subsidiary identified in Part 2.1(a) of the Company Disclosure Letter have been duly authorized, are validly issued, fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock.

                  (F) Except as set forth in Part 2.3(f) of the Company Disclosure Letter, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal


                                       9.

Requirements and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

            2.4 FINANCIAL STATEMENTS.

                  (A) The Company has delivered or made available to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                        (I) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

                        (II) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2004 (the "UNAUDITED INTERIM BALANCE SHEET") and the related unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the two months then ended.

                  (B) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Acquired Corporations for the period covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as indicated in the notes thereto and that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.) The Company Financial Statements have been prepared from and are in accordance with the accounting records of the Acquired Corporations. The Company has also delivered to Parent copies of all letters from the Company's auditors to the Company's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

                  (C) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company's documents lodged with ASIC (as defined in Section 2.5) and other public disclosure documents. Part 2.4(c) of the Company Disclosure Letter lists, and the Company has made available to Parent, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2001. The Company's auditor, since the date of enactment of the Sarbanes-Oxley Act, has at all times since such date been "independent" with respect to the Company within the meaning of Regulation S-X under the Exchange Act.

                  (D) Part 2.4(d) of the Company Disclosure Letter summarizes all non-audit services performed by the Company's auditor for the Acquired Corporations since January 1, 2001.

            2.5 ASIC; ASX.

                  (A) The Company has delivered or made available to Parent accurate and complete copies (excluding copies of exhibits) of each document lodged by the Company with the ASIC between January 1, 2001 and the date of this Agreement (the "COMPANY ASIC DOCUMENTS"). Since


                                      10.

January 1, 2001, all documents required to have been lodged by the Company with ASIC have been so lodged. As of the time it was lodged with ASIC: (i) each of the Company ASIC Documents complied in all material respects with all applicable Legal Requirements; and (ii) none of the Company ASIC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (B) The Company has complied in all material respects with all of its disclosure requirements under any Legal Requirements (including the listing rules) promulgated by ASX since January 1, 2001, and there is no material information or circumstance that the Company is obliged to notify ASX about pursuant to ASX Listing Rule 3.1 other than information lawfully permitted to be withheld from such notification pursuant to an exemption from ASX Listing Rule 3.1 or ASX Listing Rule 3.1A.

            2.6 ABSENCE OF CHANGES. Except as set forth in Part 2.6 of the Company Disclosure Letter, since December 31, 2003:

                  (A) there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred that would reasonably be expected to result in any Material Adverse Effect on the Acquired Corporations;

                  (B) there has not been any material loss, damage or destruction to any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

                  (C) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution with respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities other than capital stock acquired from employees or consultants upon the termination of their employment or consulting relationship with such Acquired Corporation after the date hereof;

                  (D) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding, (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Letter) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any of the Acquired Corporations;

                  (E) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option or (iii) any restricted stock purchase agreement;

                  (F) there has been no amendment to the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

                  (G) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;


                                      11.

                  (H) none of the Acquired Corporations has made any capital expenditure outside of the ordinary course of business and consistent with past practices;

                  (I) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.12(a)) or (ii) amended or terminated, or waived, in a manner adverse to any Acquired Corporation, any material right or remedy under, any Material Contract;

                  (J) except for product sales in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person or
(iii) waived or relinquished any material right;

                  (K) none of the Acquired Corporations has made any pledge of any of its material assets or otherwise permitted any of its material assets to become subject to any material Encumbrance, except for liens for current taxes which are not yet due and payable;

                  (L) none of the Acquired Corporations has (i) lent money to any Person, except for advances to employees for business expenses, in each case, in the ordinary course of business and consistent with past practices or
(ii) incurred or guaranteed any indebtedness for borrowed money;

                  (M) none of the Acquired Corporations has (i) established or adopted any Employee Plan (as defined in Section 2.19(a)) or (ii) caused or permitted any Employee Plan to be amended in any material respect;

                  (N) none of the Acquired Corporations has paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except pursuant to existing bonus plans and other Employee Plans referred to in Part 2.16(a) of the Company Disclosure Letter and for normal bonuses or increases in wages, salaries and commissions to employees in accordance with the Company's customary review process or otherwise consistent with past practice;

                  (O) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;

                  (P) none of the Acquired Corporations has made any material Tax election;

                  (Q) none of the Acquired Corporations has settled any material Legal Proceeding;

                  (R) none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

                  (S) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices except as set forth in the Company Disclosure Letter; and


                                      12.

                  (T) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in the foregoing subsections of this
Section 2.6.

            2.7 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all tangible personal property purported to be owned by them, including: (a) all tangible personal property reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. Except as set forth in Part 2.7 of the Company Disclosure Letter, all of said items of tangible personal property are owned by the Acquired Corporations free and clear of any material Encumbrances, except for (1) any lien for current taxes not yet due and payable and (2) liens described in Part
2.7 of the Company Disclosure Letter.

            2.8 RESERVED.

            2.9 RECEIVABLES; CUSTOMERS. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 29, 2004 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business. Since December 31, 2003, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness. Part 2.9(a) of the Company Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel advances and other expenses made to employees in the ordinary course of business. Part 2.9(b) of the Company Disclosure Letter accurately identifies, and provides a breakdown of the revenues received from, the top 10 customers of the Company in terms of gross revenue generated in fiscal year 2001, fiscal year 2002 and fiscal year 2003. The Company has not received any notice or other communication (in writing or otherwise) indicating that any customer is likely to cease dealing with the Company.

            2.10 PROPERTY; LEASEHOLD. All material items of equipment and other tangible assets owned by, used by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Company Disclosure Letter.

            2.11 INTELLECTUAL PROPERTY.

            (A) Part 2.11(a) of the Company Disclosure Letter accurately identifies (i) each item of Registered IP in which any Acquired Corporation has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number;
(iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each material common law trademark or service mark used by an Acquired Corporation that is not Registered IP. The Company has delivered to Parent (or otherwise made available in a data room to which Parent's Representatives have had access) complete and accurate copies of all applications, material correspondence, and other material documents related to each such item of Registered IP.


                                      13.

            (B) Part 2.11(b) of the Company Disclosure Letter (i) accurately identifies each Contract under which Intellectual Property Rights or Intellectual Property is licensed to any Acquired Corporation (other than any commercially available third-party software that (A) is licensed to the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Acquired Corporations Product); and (ii) specifies whether the rights licensed to the Acquired Corporations are exclusive or non-exclusive. The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.11(b) of the Company Disclosure Letter.

            (C) Part 2.11(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (i) any Intellectual Property Rights in any Acquired Corporation Products, (ii) any Acquired Corporation IP that is Registered IP or (iii) any other Acquired Corporation IP that is material to the business of any Acquired Corporation. For each of the Contracts required to be identified as set forth above, Part 2.11(c) of the Company Disclosure Letter identifies whether the rights granted are exclusive or nonexclusive. The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.11(c) of the Company Disclosure Letter. No Acquired Corporation is bound by, and no Acquired Corporation IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Corporation to use, exploit, assert, or enforce any Acquired Corporation IP, or compete or engage in any kind of business, anywhere in the world.

            (D) The Company has delivered or made available to Parent a complete and accurate copy of (i) all Contracts to which an Acquired Corporation is a party or of which an Acquired Corporation is aware (other than those identified in Part 2.11(c) of the Company Disclosure Letter) pursuant to which any Person has a currently enforceable or exercisable right to sublicense or otherwise transfer rights in any material Acquired Corporation IP to any other Person;
(ii) each joint marketing, joint development, strategic alliance, and similar Contract to which any Acquired Corporation is a party and which is currently in effect; and (iii) each distribution, reseller, sales representative, or other similar Contract for any Acquired Corporation Product that is currently in effect. Part 2.11(d) of the Company Disclosure Letter accurately identifies each Contract described in clauses (i), (ii) and (iii) above.

            (E) The Acquired Corporations exclusively own all right, title, and interest to and in the Acquired Corporation IP (other than any Acquired Corporation IP that is jointly owned with another Person, as identified in Part 2.11(a) of the Company Disclosure Letter, and Intellectual Property Rights licensed to the Acquired Corporations, as identified in Part 2.11(b) of the Company Disclosure Letter) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.11(c) of the Company Disclosure Letter). Without limiting the generality of the foregoing:

                  (I) All documents and instruments necessary to vest or perfect the rights of the Acquired Corporations in the Acquired Corporation IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

                  (II) Each Person who is or was an employee or contractor of any Acquired Corporation and who is or was involved in any material respect in the creation or development of any Acquired Corporation Product has signed a valid, enforceable agreement containing an assignment of all Intellectual Property Rights in such Acquired Corporations Product to one or more of the Acquired Corporations and confidentiality provisions protecting the Acquired Corporation IP (other than Acquired Corporation IP that is generally available to the public through no fault of the employee or contractor). No current or former shareholder, officer, director or employee of any Acquired Corporation has any claim,


                                      14.

right (whether or not currently exercisable) or interest to or in any Acquired Corporation IP. To the Company's Knowledge, no employee of any Acquired Corporation is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

                  (III) To the Company's Knowledge, no funding, facilities or personnel of any Governmental Body or of any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Corporation IP, except for such Acquired Corporation IP that was in-licensed by a college, university or other educational institution.

                  (IV) Each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce the Acquired Corporations' rights in all proprietary information that the Acquired Corporations hold, or purport to hold, as a trade secret.

                  (V) To the Knowledge of the Company, no Acquired Corporation is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation IP.

                  (VI) The Acquired Corporations own or otherwise have, and immediately after the Effective Time of Merger II, the Surviving Entity will have, all Intellectual Property Rights needed to conduct their respective businesses as currently conducted by the Acquired Corporations.

            (F) All Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

                  (I) Each item of Registered IP is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made or taken by the applicable deadline.

                  (II) No interference, opposition, reissue, reexamination or other Legal Proceeding is pending or, to the Company's Knowledge, threatened, in which the scope, validity, or enforceability of any Registered IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company's Knowledge, there is no basis for any non-frivolous claim that any Registered IP is invalid or unenforceable.

            (G) To the Company's Knowledge, since January 1, 2001 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Corporation IP. The Company has provided or made available to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2001 by or to any Acquired Corporation or any representative of any Acquired Corporation regarding any actual, alleged, or suspected infringement or misappropriation of any Acquired Corporation IP. Part 2.11(g) of the Company Disclosure Letter provides an accurate brief description of the current status of the matter referred to in each such letter, communication or correspondence.

            (H) Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements entered into, or required to be entered into, in connection with the transactions contemplated by this Agreement) nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Acquired Corporation IP; (ii) a breach of


                                      15.

any license agreement listed or required to be listed in Part 2.11(b), Part 2.11(c) or Part 2.11(d) of the Company Disclosure Letter; (iii) the release, disclosure, or delivery of any Acquired Corporation IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Acquired Corporation IP.

            (I) To the Company's Knowledge, no Acquired Corporation and no Acquired Corporation Product has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No claim of infringement or misappropriation or similar claim or Proceeding is pending or, to the Company's knowledge, threatened against any Acquired Corporation or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Corporation with respect to such claim or Proceeding. Except as set forth in Part 2.11(i) of the Company Disclosure Letter, since January 1, 2001, no Acquired Corporation has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

            (J) Each Acquired Corporation Product sold or otherwise available to the public is marked with or contains an accurate listing of all issued patents that claim such Products for its use.

            (K) No Acquired Corporation Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

            (L) Except as set forth in Part 2.11(l) of the Company Disclosure Letter, no source code for any Acquired Corporation Software has been delivered, licensed, or made available to any escrow agent or other third party. No Acquired Corporation has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Acquired Corporation Software to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Acquired Corporation Software to any third party.

            (M) No Acquired Corporation Software (including any component thereof) is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that by its terms (i) requires, or conditions the use or distribution of such Acquired Corporation Software on, the disclosure, licensing, or distribution of any source code for any portion of such Acquired Corporation Software, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of any Acquired Corporation to use or distribute any Acquired Corporations Product.

            2.12 CONTRACTS.

                  (A) Except as set forth in Part 2.12 of the Company Disclosure Letter none of the Acquired Corporations is bound by any Contract:

                        (I) relating to the employment of, or the performance of services by, any employee or consultant (other than any offer letter provided to any employee of any of the Acquired Corporations which provides for "at will" employment); any Contract pursuant to which any of the


                                      16.

Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments with respect of salary) in excess of $125,000 to any current or former employee or director;

                        (II) with the exception of standard purchase orders that contain warranties with a term of less than twelve months, (A) with any customer of any of the Acquired Corporations; or (B) with respect to the distribution or marketing of any product of any of the Acquired Corporations;

                        (III) creating or involving any material agency relationship, distribution arrangement or franchise relationship;

                        (IV) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

                        (V) relating to the grant of rights to manufacture, produce, assemble, license, market or sell the Company's products or services to any other person or otherwise affecting the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services;

                        (VI) of the type to be required under Section 2.11 to be identified on the Company Disclosure Letter;

                        (VII) which provides for indemnification of any officer, director, employee or agent (other than the articles of incorporation or other similar charter document or the bylaws of the Acquired Corporations delivered or made available to Parent);

                        (VIII) imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person or (F) to transact business or deal in any other manner with any other Person;

                        (IX) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, other than pursuant to Company Options, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

                        (X) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for standard purchase orders entered into in the ordinary course of business;

                        (XI) relating to any currency hedging;

                        (XII) imposing any confidentiality obligation on any of the Acquired Corporations, except for routine confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.12(a));


                                      17.

                        (XIII) to which any Governmental Body is a party, and any other Contract directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body), except for standard purchase orders entered into in the ordinary course of business for the license, maintenance or service of products;

                        (XIV) with obligations in excess of $125,000 that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation;

                        (XV) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                        (XVI) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $125,000 in the aggregate, or contemplates or involves the performance of services by any of the Acquired Corporations having a value in excess of $125,000 in the aggregate;

                        (XVII) that would reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement; and

                        (XVIII) (not otherwise identified in clauses "(i)" through "(xvii)" of this sentence), if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(Contracts in the respective categories described in clauses "(i)" through "(xviii)" above are referred to in this Agreement as "MATERIAL CONTRACTS.")

                  (B) The Company has delivered or made available to Parent and to Cooley Godward llp an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

                  (C) Each Acquired Corporation Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (D) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any material default under, any Acquired Corporation Contract; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract or (E) give any Person the right to cancel, terminate or modify in any material respect any Acquired Corporation Contract; and (iii) since January 1, 2002,


                                      18.

none of the Acquired Corporations has received any written notice or other communication regarding any actual or alleged violation or breach of, or default under, any Acquired Corporation Contract.

                  (E) None of the Acquired Corporations has waived any of its material rights under any Material Contract.

                  (F) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any of the Acquired Corporations under any Material Contract or any other material term or provision of any Material Contract.

                  (G) The Material Contracts collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects.

            2.13 PRODUCTS; PERFORMANCE OF SERVICES.

                  (A) Except as set forth in Part 2.13(a) of the Company Disclosure Letter, since January 1, 2003, each Acquired Corporation Product has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

                  (B) Except as set forth in Part 2.13(b) of the Company Disclosure Letter, since January 1, 2003, all services that have been performed by the Acquired Corporations were performed properly and in substantial conformity with the terms and requirements of all applicable Contracts and with all applicable Legal Requirements.

                  (C) Except as set forth in Part 2.13(c) of the Company Disclosure Letter, since January 1, 2003, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any material claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, (ii) under or based upon any other warranty relating to any Acquired Corporation Product or (iii) based upon any services performed by any of the Acquired Corporations.

            2.14 LIABILITIES. None of the Acquired Corporations has any Liabilities of any nature, except for: (a) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Acquired Corporations since December 31, 2003 in the ordinary course of business consistent with past practices; (c) Liabilities described in Part 2.14 of the Company Disclosure Letter; and (d) Liabilities for performance of obligations of the Acquired Corporations under Acquired Corporation Contracts that have been delivered or made available to Parent, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Acquired Corporation Contracts provided or made available to Parent prior to the date of this Agreement.

            2.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Part
2.15 of the Company Disclosure Letter, each of the Acquired Corporations is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Acquired Corporation of, or a failure on the part of any Acquired Corporation to comply with, any material applicable Legal Requirement or (ii) may give rise to any obligation on the part of any Acquired Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Part 2.15 of the Company Disclosure Letter, since January 1, 2002, none of the Acquired Corporations has received any written


                                      19.

notice or other communication from any Governmental Body regarding any actual or possible material violation of, or failure to materially comply with, any material applicable Legal Requirement. None of the Acquired Corporations is or has been required to register any equity security or file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            2.16 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations, nor any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

            2.17 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations have all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted, and all such Governmental Authorizations are valid and in full force and effect, except where such failure has not had, and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Acquired Corporations. Each Acquired Corporation is, and at all times since January 1, 2002 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

            2.18 TAX MATTERS. Except as set forth in Part 2.18 of the Company Disclosure Letter:

                  (A) Each Acquired Corporation has duly and timely filed with the appropriate Tax authorities or other applicable Governmental Body all Tax Returns that it is required to file (taking into account extensions) (the "ACQUIRED CORPORATION RETURNS"). All Acquired Corporation Returns are complete and accurate in all material respects. All material Taxes of the Acquired Corporations that are due and payable have been paid or are being contested in good faith and adequate reserves for such contested Taxes are reflected on the Unaudited Interim Balance Sheet. The Acquired Corporations have each withheld and remitted all material Taxes required to be withheld and remitted in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (B) The unpaid Taxes of the Acquired Corporations did not, as of February 29, 2004, exceed by a material amount the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Interim Balance Sheet. Since February 29, 2004, none of the Acquired Corporations has incurred any Liability for any Tax other than in the ordinary course of its business.

                  (C) No Acquired Corporation Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by any Acquired Corporation or any other Person) that has not expired, and no such extension or waiver has been requested from any Acquired Corporation, other than extensions or waivers that are no longer in effect.

                  (D) No claim or Legal Proceeding is pending or has been threatened against or with respect to any Acquired Corporation with respect to any Tax. There are no unsatisfied Liabilities


                                      20.

for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to former
Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) (i) pursuant to Section 481 of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) as a result of any "closing agreement" as described in Section 7121 (or corresponding or similar provisions of state, local or foreign income Tax law), or (iii) as a result of intercompany transactions or any excess loss accounts described in Treasury Regulations under Section 1502 (or corresponding or similar provisions of state, local or foreign income Tax law).

                  (E) There is no agreement, plan, arrangement or other Contract to which any of the Acquired Corporations is a party covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment by any Acquired Corporation of any amount the deduction for which would be disallowed pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company has not entered into any Contract pursuant to which it has agreed to reimburse or "gross-up" any individual with respect to any excise tax under Section 4999 of the Code.

                  (F) Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

                  (G) None of the Acquired Corporations (i) has ever been a member of an Affiliated Group filing a consolidated federal or state income Tax returns (other than a group of which the Company was the common parent) or (ii) has any Liability for Taxes of any Person (other than the Acquired Corporations) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Tax laws), as a transferee or successor, by contract or otherwise. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

                  (H) The Company has delivered or made available to Parent complete copies of all Acquired Corporation Returns for all taxable periods ended on or after December 31, 1998.

            2.19 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (A) Part 2.19(a) of the Company Disclosure Letter identifies each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program


                                      21.

or agreement and each other employee benefit plan or arrangement, whether written or unwritten, funded or unfunded, including each Foreign Plan and each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, consultant or director of any of the Acquired Corporations or with respect to which any of the Acquired Corporations has or may reasonably be expected to have any Liability (collectively, the "EMPLOYEE PLANS").

                  (B) With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) a complete copy of such Employee Plan that is in writing (including all amendments thereto); (ii) a complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Employee Plan for the three (3) most recent plan years; (iii) a complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan; (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, a complete copy of the trust or other funding agreement (including all amendments thereto); (v) complete copies of all material Contracts to which any Acquired Corporation or Employee Plan is a party relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) all material written disclosures provided to any employee or employees relating to such Employee Plan and any Employee Plan that any Acquired Corporation proposes to establish, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could be reasonably expected to result in any material liability to the Acquired Corporations; (vii) all material correspondence, if any, to or from any governmental agency, or from any Acquired Corporation to any governmental agency, relating to such Employee Plan; (viii) where applicable to such Employee Plan, such Employee Plan's standard forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");
(ix) all insurance policies, if any, maintained by the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan;
(x) all discrimination tests, if any, required under the Code for each Employee Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; (xi) the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code; and (xii) all government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Plans.

                  (C) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations.

                  (D) No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to any: (i) Employee Plan subject to
Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) plan, intended to be qualified under Section 401(a) of the Code that is subject to Section 413(c) of the Code; or (iv) Employee Plan that is an "employee benefit plan" within the meaning of Section 3(3) of ERISA and that holds any "employer security" within the meaning of Section 407(d)(1) of ERISA.

                  (E) None of the Acquired Corporations has any obligation to create any additional Employee Plan, or to modify or change any existing Employee Plan in any material respect (other than to comply with the Code, ERISA, or other applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement).


                                      22.

                  (F) No Employee Plan provides (except at no cost to the Acquired Corporations), and none of the Acquired Corporations has any obligation under any Employee Plan to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. To the knowledge of the Company, other than obligations made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation has ever represented, promised or contracted (whether in oral or written form) to any former or current employee, consultant or director (either individually or as a group) or any other Person that any such employee, consultant or director or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable Legal Requirements.

                  (G) Part 2.19(g) of the Company Disclosure Letter lists all "qualified beneficiaries" to whom the Acquired Corporations as of the date of this Agreement are obligated top provide "continuation coverage" under any of the provisions of COBRA or other applicable Legal Requirements.

                  (H) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including, but not limited to ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed all material obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the material terms of any Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code has obtained or may rely on a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company, there has been no event, condition or circumstance that would reasonably be expected to result in disqualification of such Employee Plan under the Code (or in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no actions, suits or claims pending, or to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. To the Knowledge of the Company, no breach of fiduciary duty under ERISA with respect to any Employee Plan under which any of the Acquired Corporations or one its fiduciaries could reasonably be expected to incur a material liability has occurred. Each Employee Plan (other than any Employee Plan to be terminated prior to the Effective Time of Merger I in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, subject to applicable Legal Requirements, without liability to any of the Acquired Corporations (other than ordinary administration expenses and liability for accrued and vested benefits). No Employee Plan is under audit, investigation or other Legal Proceeding by the Internal Revenue Service, Department of Labor, or any other Governmental Body, nor is any such audit, investigation or Legal Proceeding pending or, to the Knowledge of the Company, threatened. No Acquired Corporation has engaged in any "prohibited transaction," within the meaning of Section 4975 of the Code or transaction prohibited by
Section 406 of ERISA, which is not otherwise exempt under Section 4975(c)(2) or
(d) of the Code or Section 408 of ERISA. With respect to the Employee Plans, there are no material benefit obligations for which contributions have not been made, or which have not been properly accrued on the appropriate Acquired Corporation's financial statements.

                  (I) None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material Liability with respect to any Employee Plan under (i) Title I or IV of ERISA (other than a routine claim for benefits), (ii) the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code) or (iii) any agreement, instrument or


                                      23.

Legal Requirement pursuant to or under which any of the Acquired Corporations or any Employee Plan has agreed to indemnify any Person.

                  (J) Neither the execution, delivery or performance of this Agreement, nor the consummation of either Merger or any of the other transactions contemplated by this Agreement (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation by any Acquired Corporation to any current or former employee, consultant or director of any of the Acquired Corporations (whether or not under any Employee Plan); (ii) materially increase the benefits payable or provided by any Acquired Corporation to, or result in a forgiveness of indebtedness to any Acquired Corporation for any such employee, consultant or director of any Acquired Corporation; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation; or (v) result in the disallowance of the deduction of any compensation from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.19(j) of the Company Disclosure Letter), the consummation of Merger I will not result in the acceleration of vesting of any unvested Company Options.

                  (K) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any the assets or insurance obligations to be less than the benefit obligations under such Employee Plan or Foreign Plan.

                  (L) Except as set forth in Part 2.19(l) of the Company Disclosure Letter, none of the Acquired Corporations maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance or has outstanding any material liabilities with respect to severance benefits.

                  (M) Except as set forth in Part 2.19(m) of the Company Disclosure Letter, none of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund an Employee Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

                  (N) Except for the Company Option Plans and as set forth in
Part 2.19(n) of the Company Disclosure Letter, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Acquired Corporations.

                  (O) Except as set forth in Part 2.19(o) of the Company Disclosure Letter, no Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to Company Options.


                                      24.

                  (P) Part 2.19(p) of the Company Disclosure Letter sets forth any and all indebtedness in excess of two thousand dollars ($2,000) owed by any current or former employee, consultant or director to any of the Acquired Corporations.

                  (Q) With respect to each state workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of any the Acquired Corporations under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date.

                  (R) Part 2.19(r) of the Company Disclosure Letter contains a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their length of service with the respective Acquired Corporation and their current positions.

                  (S) Part 2.19(s) of the Company Disclosure Letter identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

                  (T) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. During the three years prior to the date of this Agreement none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat thereof, or question concerning representation, by or with respect to any of its employees. All of the employees of the Acquired Corporations are "at will" employees. The Company has made available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the employees of the Acquired Corporations.

                  (U) Each of the Acquired Corporations: (i) is in substantial compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any former or current employees, consultants or directors; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees, consultants or directors (other than routine payments to be made in the normal course of business and consistent with past practice). In the three years prior to the date of this Agreement, none of the Acquired Corporations


                                      25.

has effectuated (i) a "plant closing" or partial "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations or (ii) a "mass layoff" (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Corporations.

                  (V) None of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee. No independent contractor (i) has provided services to any of the Acquired Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Employee Plan. No Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

                  (W) There are no actions, suits, claims, labor disputes or grievances pending, or to the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Corporations, including, without limitation, charges of unfair labor practices or harassment complaints. To the Knowledge of the Company, none of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Each of the Acquired Corporations has good labor relations, and to the knowledge of the Company (i) neither the consummation of either Merger nor the consummation of any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, and (ii) none of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

            2.20 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required of them under applicable Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2002 none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, all property that is leased to or used by the Acquired Corporations, and all surface water, groundwater and soil associated with such property is free of any environmental contamination of any nature, none of the property leased to or used by any of the Acquired Corporations presently contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and none of the property leased to or used by any of the Acquired Corporations presently contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Acquired Corporation has sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list,
(ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 2.20: (a) "ENVIRONMENTAL LAW" means any federal, state, local or


                                      26.

foreign Legal Requirement relating to pollution or protection of human health from Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Governmental Body with respect to the environment.)

            2.21 INSURANCE. The Company has delivered or made available to Parent certificates of insurance and summaries of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible
(a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

            2.22 RESERVED.

            2.23 LEGAL PROCEEDINGS; ORDERS.

                  (A) There is no pending Legal Proceeding and no Person has, to the Knowledge of the Company, threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the material assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (B) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

                  (C) No material Legal Proceeding is pending against any of the Acquired Corporations.

            2.24 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The board of directors of the Company (pursuant to a unanimous vote of all members of the board of directors of the Company at a meeting duly called and held on March 20,
2004) has (a) determined that Merger I is advisable and fair and in the best interests of the Company and its shareholders, (b) authorized and approved Merger I, (c) recommended the approval of this Agreement and the principal terms of Merger I by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company's shareholders and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any takeover law or


                                      27.

similar Legal Requirement that might otherwise apply to Merger I or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No takeover statute or similar Legal Requirement applies or purports to apply to Merger I.

            2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement by the Company nor (2) the consummation of the transactions contemplated by this Agreement by the Company, will (with or without notice or lapse of time):

                  (A) assuming the Required Company Shareholder Vote is obtained, contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

                  (B) subject to compliance with the HSR Act, contravene, conflict with or result in a violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                  (C) assuming that all consents, approvals and authorizations described in this Section 2.25 have been obtained and all filings and notifications described in this Section 2.25 have been made and any waiting periods thereunder have expired or terminated, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

                  (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any term of such Material Contract; or

                  (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations.

Except as may be required by the CGCL, the HSR Act, any foreign or supranational antitrust and competition law, the rules and regulations of the ASX and ASIC, the Australian Corporations Act and the Australian Corporations Regulations 2001 and except as set forth in Part 2.25 of the Company Disclosure Letter, none of the Acquired Corporations was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Mergers or any of the transactions contemplated by this Agreement.

            2.26 NO DISCUSSIONS. As of the date of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.


                                      28.

            2.27 FINANCIAL ADVISOR. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished or made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

            2.28 FAIRNESS OPINION. The Company's board of directors has received the written opinion of the Company Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view. The Company has furnished or made available an accurate and complete copy of said written opinion to Parent.

            2.29 REQUIRED VOTE. The affirmative vote of the holders of a majority of the Company Common Stock (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the principal terms of Merger I.

            2.30 FULL DISCLOSURE.

                  (A) This Agreement (including the Company Disclosure Letter) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                  (B) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

                  (C) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Australian Prospectus will, at the time the Australian Prospectus is lodged with ASIC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be


                                      29.

supplied by or on behalf of the Company for inclusion in the Australian Prospectus will comply in all material respects with the Australian Corporations Act (subject to any exemptions or modifications granted by ASIC) to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

      SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

      Parent and Merger Subs represent and warrant to the Company as follows:

            3.1 ORGANIZATION, STANDING AND POWER.

                  (A) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of Parent, Merger Sub I and Merger Sub II is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II.

                  (B) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (a) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "SARBANES-OXLEY ACT") or the Exchange Act, (b) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. Except as set forth in the Parent SEC Documents (as defined below), there are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of Parent. Since the enactment of the Sarbanes-Oxley Act, neither Parent nor any Subsidiary of Parent has made any loans to any executive officer or director of Parent or any of its Subsidiaries. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-14(a) and 15d-14(a) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in Parent's periodic reports required under the Exchange Act. Parent's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent's auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has heretofore made available to the Company true, correct and complete copies of all such disclosures to Parent's auditors and audit committee of the board of directors of Parent. For purposes of this paragraph, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Exchange Act.


                                      30.

            3.2 SEC FILINGS; FINANCIAL STATEMENTS.

                  (A) Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies of each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 2003 and the date of this Agreement (the "PARENT SEC DOCUMENTS"). Since January 1, 2001, all statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (B) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. The books of account, stock records, minute books and other records of Parent and its Subsidiaries are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

            3.3 CAPITALIZATION, ETC.

                  (A) The authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock, of which 14,215,003 shares had been issued and were outstanding as of March 5, 2004; and (ii) 3,000,000 shares of Parent Preferred Stock, of which no shares had been issued and were outstanding as of March 5, 2004. Parent has not repurchased any shares of its capital stock subsequent to March 5, 2004. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by Parent or imposed under applicable law with respect to capital stock of Parent. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

                  (B) As of March 5, 2004: (i) 3,288,696 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Parent Common Stock; and (ii) 116,865 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's Employee Stock Purchase Plan.

                  (C) Except as set forth in Section 3.3(b), as of March 5, 2004, there was no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire


                                      31.

any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

                  (D) All outstanding shares of Parent Common Stock and all outstanding options to purchase Parent Common Stock have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirement.

                  (E) There has been no material change to Parent's capitalization between March 5, 2004 and the date hereof.

            3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Subs have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Subs of this Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and each Merger Sub. The board of directors of Parent (pursuant to a unanimous vote of all members of the board of directors of Parent at a meeting duly called and held on March 20, 2004) has (a) determined that the Mergers are advisable and fair and in the best interests of Parent and its stockholders, (b) authorized and approved the Mergers and (c) recommended the approval of the issuance of the shares of Parent Common Stock in Merger I to the holders of Company Common Stock and directed that the issuance of the shares of Parent Common Stock to be issued in Merger I be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            3.5 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement by Parent or Merger Subs, will (with or without notice or lapse of time):

                  (A) assuming the Required Parent Stockholder Vote is obtained, contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Subs or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Subs;

                  (B) subject to compliance with the HSR Act, contravene, conflict with or result in a material violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the Mergers or any of the other transactions contemplated by this Agreement;

                  (C) assuming that all consents, approvals and authorizations described in this Section 3.5 have been obtained and all filings and notifications described in this Section 3.5 have been made and any waiting periods thereunder have expired or terminated, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries or that otherwise relates to the business of Parent or Merger Subs or to any of the assets owned or used by Parent or ; or


                                      32.
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                  (D) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries.

Except as may be required by the Securities Act, the Exchange Act, the CGCL, the LLC Act, the Australian Corporations Act and the Australian Corporations Regulations 2001, state securities or "blue sky" laws, the HSR Act, any foreign or supranational antitrust and competition law, the NASD Bylaws, the rules and regulations of the ASX and ASIC, the lodging of a prospectus with ASIC and the filing of the Agreements of Merger with the Secretary of State of the State of California and a Notification of Listing of Additional Shares with The Nasdaq Stock Market, neither Parent nor either Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of Merger I or any of the other transactions contemplated by this Agreement.

            3.6 VOTE REQUIRED. The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in Merger I is the affirmative vote of the holders of the majority of the shares of Company Common Stock voted at the Parent Stockholder Meeting (as defined below) (the "REQUIRED PARENT STOCKHOLDER VOTE").

            3.7 VALID ISSUANCE. The Parent Common Stock to be issued in Merger I will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, and will be free of restriction on transfer, other than restriction on transfer under applicable Legal Requirements.

            3.8 JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT; AUSTRALIAN PROSPECTUS.

                  (A) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

                  (B) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Australian Prospectus will, at the time the Australian Prospectus is lodged with ASIC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion in the Australian Prospectus will comply in all material respects with the Australian Corporations Act (subject to any exemptions or modifications granted by ASIC) to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

            3.9 COMMITMENT LETTER.


                                      33.

                  (A) Parent will have available on the Closing Date sufficient funds to enable Parent to pay the Cash Consideration and all fees and expenses payable by Parent and Merger Subs in connection with the consummation of the transactions contemplated by this Agreement.

                  (B) Parent has delivered to the Company complete and correct copies of a fully executed commitment letter from Union Bank of California, N.A., dated as of March 19, 2004 whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $35,000,000 in connection with the transactions contemplated by this Agreement and for general corporate purposes ("DEBT FINANCING COMMITMENT"). As of the date hereof, (i) the Debt Financing Commitment is in full force and effect and (ii) Parent has no reason to believe that the debt financing contemplated by the Debt Financing Commitment will not be consummated as contemplated therein or that the funds thereunder will not be available to Parent on a timely basis to consummate the transactions contemplated by this Agreement.

            3.10 FINANCIAL ADVISOR. Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent or its Subsidiaries.

            3.11 FAIRNESS OPINION. Parent's board of directors has received the written opinion of the Parent Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to Parent from a financial point of view. Parent has furnished or made available an accurate and complete copy of said written opinion to the Company.

            3.12 LEGAL PROCEEDINGS; ORDERS.

                  (A) There is no pending Legal Proceeding and no Person, to the Knowledge of Parent, has threatened to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

                  (B) There is no order, writ, injunction, judgment or decree to which any of Parent or any of its Subsidiaries, or any of the assets owned or used by any of Parent or any of its Subsidiaries, is subject.

            3.13 INSURANCE. Parent has delivered or made available to the Company certificates of insurance and summaries of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of Parent or any of its Subsidiaries. Each of such insurance policies is in full force and effect. Since January 1, 2002, none of Parent or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any material insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

            3.14 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of Parent and its Subsidiaries is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Parent or any of its Subsidiaries of, or a failure on the part of Parent or any of its Subsidiaries to comply with, any material applicable Legal Requirement or
(ii) may give rise to any obligation on the part of Parent or any of its


                                      34.

Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2002, neither Parent nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body regarding any actual or possible material violation of, or failure to materially comply with, any material applicable Legal Requirement.

            3.15 ABSENCE OF CHANGES. Since December 31, 2003, there has not been any Material Adverse Effect on Parent, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4. CERTAIN COVENANTS OF THE COMPANY

            4.1 ACCESS AND INVESTIGATION.

                  (A) Except as required pursuant to a confidentiality agreement or similar agreement to which the Company or its Subsidiaries is a party (which such Person shall use commercially reasonable efforts to cause the counterpart to waive), during the Pre-Closing Period, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide the Parent and Parent's Representatives with reasonable access, at reasonable times and upon prior notice, to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                        (I) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations and statements of cash flows and (B) copies of any sales forecasts, development plans and hiring reports prepared for the Company's senior management;

                        (II) any written materials or communications sent by or on behalf of the Company to its shareholders;

                        (III) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between any Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                        (IV) any notice, report or other document filed with or sent to any Governmental Body in connection with any of the transactions contemplated by this Agreement; and

                        (V) any notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

                  (B) The parties acknowledge that all investigations and discussions conducted by each of them pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

            4.2 OPERATION OF THE COMPANY'S BUSINESS.


                                      35.

                  (A) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and in accordance with the terms of this Agreement and (B) in substantial compliance with all applicable Legal Requirements and the material requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having significant business relationships with the respective Acquired Corporations; and (iii) the Acquired Corporations shall use commercially reasonable efforts to keep in full force or renew, or replace with comparable policies, all insurance policies referred to in Section 2.21; and (iv) the Company shall promptly notify Parent of (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement and (B) any Legal Proceeding commenced, or, to its Knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement.

                  (B) Except as set forth in Part 4.2(b) of the Company Disclosure Letter, During the Pre-Closing Period, none of the Acquired Corporations shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

                        (I) declare, accrue, set aside or pay any or make any other distribution with respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company;

                        (II) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security except upon the exercise of Company Options identified on Part 2.3(b) of the Company Disclosure Letter, (B) any option, call, warrant or right to acquire any capital stock or other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

                        (III) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans (except as required or provided for under such stock option plans and Contracts related thereto in effect on the date of this Agreement), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                        (IV) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

                        (V) form any subsidiary or acquire any equity interest or other interest in any other Entity;

                        (VI) make any capital expenditure in excess of the Company's budget set forth on Schedule 4.2(b)(vi) (except that the Acquired Corporations may make capital expenditures in the ordinary course of business and consistent with past practices that, when added to all such other unbudgeted capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $125,000 in the aggregate);


                                      36.

                        (VII) enter into or become bound by, or permit any of the assets owned or used by it to become bound by any Material Contract other than in the ordinary course of business consistent with past practices;

                        (VIII) amend in a manner adverse to any Acquired Corporation or terminate, or waive in a manner adverse to any Acquired Corporation or exercise any material right or remedy under, any Material Contract;

                        (IX) (A) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person (except for product sales, leases or licenses of assets in the ordinary course of business and consistent with past practices) or (B) waive or relinquish any material right;

                        (X) other than in the ordinary course of business consistent with past practices or required by applicable accounting standards, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

                        (XI) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets;

                        (XII) lend money to any Person, or incur or guarantee any indebtedness;

                        (XIII) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to (other than pursuant to contractual commitments or policies in effect as of the date hereof and as identified in Part 4.2(b)(xiii) of the Company Disclosure Letter), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than increases in wages or salaries of non-executive officers in the ordinary course of business consistent with past practices);

                        (XIV) hire any employee;

                        (XV) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect except for changes made in compliance with FASB pronouncements;

                        (XVI) make any material Tax election;

                        (XVII) initiate any material Legal Proceeding or settle any material Legal Proceeding;

                        (XVIII) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

                        (XIX) agree or commit to take any of the actions described in the foregoing subsections of this Section 4.2(b).

            4.3 NOTIFICATION. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely or that has had or could


                                      37.

reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

            4.4 NO SOLICITATION.

                  (A) During the Pre-Closing Period, none of the Acquired Corporations shall, and shall not authorize and shall use reasonable efforts not to permit any Representative of any of the Acquired Corporations to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement and the principal terms of Merger I by the Required Company Shareholder Vote, this Section 4.4 shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal or an Acquisition Proposal which the Company's board of directors in good faith determines could reasonably be expected to result in a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.4, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) at least two business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in Section 6 of the Confidentiality Agreement and (4) the Company concurrently furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.4 by the Company.

                  (B) The Company shall notify Parent in writing within 24 hours of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its affiliates during the Pre-Closing Period (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof). The Company shall keep Parent informed in all material respects with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto. The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or possible


                                      38.
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Acquisition Transaction. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will enforce or cause to be enforced each such agreement at the request of Parent provided, that if the Company receives an Acquisition Proposal and its Board of Directors concludes in good faith, after consultation with its legal advisor, that such Acquisition Proposal constitutes a Superior Proposal or its Board of Directors concludes in good faith that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then the Company may waive material rights under any standstill provision with the Person making such Acquisition Proposal to the extent necessary to permit such Person to engage in discussions or negotiations with it with respect to such Acquisition Proposal. The Company also shall promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

            4.5 OPERATION OF PARENT'S BUSINESS.

                  (A) During the Pre-Closing Period: (i) Parent shall ensure that it conducts its business and operations in the ordinary course and in accordance with past practices; and (ii) Parent shall promptly notify the Company of any material Legal Proceeding commenced, or, to its Knowledge threatened against, relating to or involving or otherwise affecting any of Parent or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall, between the date hereof and the Effective Time of Merger I, directly or indirectly do, or propose to do, any of the following without the prior written consent of Company (which consent shall not be unreasonably withheld):

                        (I) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in Merger I), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

                        (II) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Stock Consideration;

                        (III) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent's capital stock;

                        (IV) adopt a plan of complete or partial liquidation or dissolution of Parent;

                        (V) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

                        (VI) acquire, or agree to acquire, any entity that competes with the Company if any such action would be reasonably likely to prevent or materially delay consummation of the transaction contemplated by this Agreement on antitrust grounds; or

                        (VII) agree in writing or otherwise to take any of the actions described in Section 4.5(a)(i) through (vi) above.


                                      39.
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      SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

            5.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS.

                  (A) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC to the extent applicable, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

                  (B) Prior to the Effective Time of Merger I, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in Merger I will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

            5.2 COMPANY SHAREHOLDERS' MEETING.

                  (A) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve this Agreement and the principal terms of Merger I (the "COMPANY SHAREHOLDERS' MEETING"). The Company Shareholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                  (B) (i) The Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company's shareholders vote to approve this Agreement and the principal terms of Merger I at the Company Shareholders' Meeting (the recommendation of the Company's board of directors that the Company's shareholders vote to approve this Agreement and the principal terms of Merger I being referred to as the "COMPANY BOARD RECOMMENDATION"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a


                                      40.

manner adverse to Parent shall be adopted or proposed; provided, however, that the Company Board Recommendation may be withdrawn or modified if the board of directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the board of directors to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable law. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

                  (C) The Company's obligation to call, give notice of and hold the Company Shareholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal.

                  (D) Nothing contained in this Agreement shall be deemed to restrict the Company from complying with Legal Requirements or be deemed to restrict the Company from making such other disclosures as may be required by federal securities laws or applicable Legal Requirements.

            5.3 PARENT STOCKHOLDERS' MEETING.

                  (A) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in Merger I (the "PARENT STOCKHOLDERS' Meeting"). The Parent Stockholders' Meeting will be held (on a date selected by the Company in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                  (B) The Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent unanimously recommends that Parent's stockholders vote to approve the issuance of Parent common Stock in Merger I (the recommendation of Parent's board of directors that Parent's stockholders vote to approve the shares issuance being referred to as the "PARENT BOARD RECOMMENDATION"); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed, except to the extent that the board of directors of Parent has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the board of directors of Parent to withdraw or modify the Parent Board Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

                  (C) Nothing contained in this Agreement shall be deemed to restrict Parent from complying with Legal Requirements or be deemed to restrict Parent from making such other disclosures as may be required by federal securities laws or applicable Legal Requirements.

            5.4 REGULATORY APPROVALS. Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Mergers. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or


                                      41.

requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Mergers. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (A) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law and (B) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

            5.5 ADDITIONAL AGREEMENTS.

                  (A) Subject to Section 5.5(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.5(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

                  (B) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) to hold separate or cause its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

            5.6 DISCLOSURE. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby


                                      42.

and, except as may be required by any applicable Legal Requirement or any applicable listing agreement with or the rules or requirements of any stock exchange (including ASX and ASTC), will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company and do not reveal non-public information regarding the other party.

            5.7 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director from positions as an officer and director of each of the Acquired Corporations effective as of the Effective Time of Merger I.

            5.8 TERMINATION OF EMPLOYEE PLANS. To the extent requested by Parent, the Company shall ensure that its 401(k) Savings and Retirement Plan shall be terminated immediately prior to the Effective Time of Merger I.

            5.9 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by Cooley Godward llp) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations and (b) the Company shall deliver to Parent the notification required to be delivered to the Internal Revenue Service under
Section 1.897-2(h)(2) of the United States Treasury Regulations (collectively, such notice and statement are referred to herein as a "FIRPTA STATEMENT").

            5.10 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall use all commercially reasonable efforts to ensure that all provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of any Acquired Corporation (except as provided generally by such Acquired Corporations' articles of incorporation and bylaws (or similar organizational documents) or by applicable law) are validly and effectively terminated as of the Effective Time of Merger I.

            5.11 EMPLOYMENT MATTERS.

                  (A) Parent agrees that all employees of the Acquired Corporations who continue employment with Parent or the Surviving Entity after the Effective Time of Merger I shall be eligible to continue to participate in Parent's health, vacation and other employee benefit plans to the same extent as employees of Parent in similar positions and at similar grade levels and Parent shall credit on a year-for-year (or applicable portion thereof) basis each such Continuing Employee's (as defined below) service with the Acquired Corporations, for purposes of determining eligibility to participate in and vesting under (except for equity based plans) such employee benefit plan of Parent; provided, however, that nothing in this Section 5.11 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Entity to amend or terminate any such health, vacation or other employee benefit plan at any time. For purposes of this Section 5.11, "CONTINUING EMPLOYEES" shall mean employees of any of the Acquired Corporations who are employed by Parent or the Surviving Entity for any period of employment after the Effective Time of Merger I. Nothing in this
Section 5.11 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent or the Surviving Entity and, subject to any other binding agreement between an employee and Parent or the Surviving Entity, the employment with each Continuing Employee shall be "at will" employment.


                                      43.

                  (B) Prior to the Closing, the board of directors of each of the Company and Parent, or an appropriate committee of non-employee directors of each of the board of directors of the Company and Parent, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the (i) disposition by any officer or director of the Acquired Corporations of Company Common Stock or Company Options and (ii) acquisition by any officer or director of the Acquired Corporations who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("SECTION 16") of (A) the Assumed Company Options to acquire Parent Common Stock or (B) shares of Parent Common Stock, pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                  (C) Prior to the Closing, the boards of directors of the Company and Parent, or appropriate committees thereof, shall adopt resolutions confirming their interpretation of the Company Stock Plans that no "Employee" or "Consultant" (as those terms are defined in the Company Stock Plans) will be deemed to have terminated such person's employment or consulting service within the meaning of the Company Stock Plans solely as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this
Section 5.11(c) shall be construed to prevent Parent from terminating an employee's or consultant's employment or service with Parent, the Company or Sub II as of or after the Effective Time, and with respect to any Company Options or other stock awards under the Company Stock Plans, any such termination of employment or service shall have the effects set forth in the Company Stock Plans.

            5.12 TAX MATTERS. If as of the Closing Date the ratio of (i) the fair market value of the Parent Common Stock received by holders of Company Common Stock pursuant to Merger I to (ii) the amount of cash and the fair market value of any consideration other than cash received by holders of Company Common Stock pursuant to Merger I is at least 0.42, then the parties agree as follows:

                  (A) Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Mergers as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to take or cause to be taken any action that would cause the Mergers to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

                  (B) Each of the Company and Parent shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

                  (C) Nothing in this Section 5.12 shall require any change to the amount or type of consideration that would otherwise be payable to any person pursuant to this Agreement.

            5.13 COMMERCIALLY REASONABLE EFFORTS. During the Pre-Closing Period,
(a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Subs shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

            5.14 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  (A) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "INDEMNIFIED PERSONS") for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company's articles of incorporation and bylaws (as in effect as of the


                                      44.

date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms provided by the Company to Parent prior to the date of this Agreement, shall survive the Mergers and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with California law) for a period of six years from the Effective Time of Merger I.

                  (B) Parent shall, and shall cause the Surviving Entity to, fulfill the obligations under Sections 5.14(a) above. Parent will not, and Parent will not permit the Surviving Entity to, merge or consolidate with any other Person unless the resulting or surviving entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.14.

                  (C) In the event Parent or the Surviving Entity (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

                  (D) For six years from the Effective Time, Parent shall, or shall cause the Surviving Entity to, cause to be maintained in effect for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such person currently covered by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company's policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by the Company prior to the date of this agreement, in which case Parent shall obtain as much comparable insurance that is available for such amount.

            5.15 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

            5.16 LISTING. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in Merger I to be approved for listing (subject to notice of issuance) on The Nasdaq Stock Market on or prior to the Effective Time of Merger I.

            5.17 AUSTRALIAN PROSPECTUS. As promptly as practicable after the date of this agreement, Parent shall prepare and cause to be lodged with ASIC the Australian Prospectus. Parent shall use commercially reasonable efforts to cause the Australian Prospectus to comply with the Australian Corporations Act (subject to any exemption or modification granted by ASIC) and regulations to the extent applicable and to respond promptly to any comments of ASIC or its staff. Parent shall use commercially reasonable efforts to apply to ASIC for, and obtain, an exemption from the provisions of the Australian Corporations Act to the extent necessary or desirable to permit the issuance under Merger I of Parent Common Stock and Parent Stock Options to persons resident in Australia by way of a document or documents incorporating information required to be disclosed under the Australian Corporations Act. Parent and the Company will use commercially reasonable efforts to cause the Australian Prospectus to be mailed to the Company's shareholders and optionholders including without limitation CDI holders and


                                      45.

optionholders who are resident in Australia as promptly as practicable after the Australian Prospectus has been lodged with ASIC under the Australian Corporations Act and the expiry of any exposure period provided under the Australian Corporations Act.

      SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

      The obligations of Parent and Merger Subs to effect Merger I and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

            6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except (a) for such inaccuracies as do not constitute a Material Adverse Effect on the Acquired Corporations and (b) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on the Acquired Corporations as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

            6.2 PERFORMANCE OF COVENANTS. The covenants or obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

            6.4 STOCKHOLDER APPROVAL. The issuance of Parent Common Stock in Merger I shall have been duly approved by the Required Parent Stockholder Vote.

            6.5 SHAREHOLDER APPROVAL. This Agreement and the principal terms of Merger I shall have been duly approved by the shareholders of the Company by the Required Shareholder Vote.

            6.6 RESERVED.

            6.7 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (A) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.5, 6.6, 6.10, 6.11 and 6.12 have been duly satisfied (the "CLOSING CERTIFICATE");

                  (B) the written resignations of all officers and directors from positions as an officer and director of each of the Acquired Corporations effective as of the Effective Time of Merger I;

                  (C) a FIRPTA Statement executed by the Company;


                                      46.

                  (D) Agreement of Merger with respect to Merger I executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3;

                  (E) the valid and effective termination of Contracts (other than the Entitlement Options and Company Options and related plans) between the Company and its shareholders or optionholders; and

                  (F) the valid and effective termination as of the Effective Time of Merger I of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of any of the Acquired Corporations, except as provided generally by the Company's articles of incorporation and bylaws (or similar organizational documents) or by applicable law.

            6.8 HSR ACT. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Mergers for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

            6.9 LISTING. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on The Nasdaq Stock Market.

            6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I that makes consummation of Merger I illegal.

            6.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other material action: (a) challenging or seeking to restrain or prohibit the consummation of either Merger; (b) relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

            6.12 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of either Merger; (b) with a reasonable likelihood of an adverse judgment and relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; or (c) with a reasonable likelihood of an adverse judgment and seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations.

            6.13 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the adoption of resolutions terminating the Employee Plans referred to in Section 5.8.


                                      47.

      SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

      The obligation of the Company to effect Merger I and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

            7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Subs contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except
(i) for such inaccuracies as do not constitute a Material Adverse Effect on Parent and (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on Parent as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

            7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

            7.4 STOCKHOLDER APPROVAL. The issuance of Parent Common Stock in Merger I shall have been duly approved by the Required Parent Stockholder Vote.

            7.5 SHAREHOLDER APPROVAL. This Agreement and the principal terms of Merger I shall have been duly approved by the shareholders of the Company by the Required Shareholder Vote.

            7.6 CERTIFICATE. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.4, 7.8, 7.9, 7.10 and 7.11 have been duly satisfied.

            7.7 HSR ACT. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Mergers for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

            7.8 LISTING. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on The Nasdaq Stock Market.

            7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I that makes consummation of Merger I by the Company illegal.


                                      48.

            7.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other material action challenging or seeking to restrain or prohibit the consummation of either Merger.

            7.11 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of either Merger or any of the other transactions contemplated by this Agreement and (b) with a reasonable likelihood of an adverse judgment and relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent.

      SECTION 8. TERMINATION

            8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time of Merger I (whether before or after approval of Merger I by the Required Company Shareholder Vote and whether before or after approval of the issuance of Parent Common Stock in Merger I by the Required Parent Stockholder
Vote):

                  (A) by mutual written consent of Parent and the Company;

                  (B) by either Parent or the Company if Merger I shall not have been consummated by September 30, 2004 (the "TERMINATION DATE"); provided, however, that such date may, from time to time, be extended by either party (by written notice thereof to the other party) up to and including December 31, 2004 in the event all conditions to effect Merger I other than one or more conditions set forth in Sections 6.8 or 7.7 (the "REGULATORY CONDITIONS") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2004; provided, further, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate Merger I is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

                  (C) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger;

                  (D) by either Parent or the Company if (i) the Company Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and the Company's shareholders shall have taken a final vote on a proposal to approve this Agreement and the principal terms of Merger I and (ii) this Agreement and the principal terms of Merger I shall not have been approved at the Company Shareholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the principal terms of Merger I and this Agreement be approved by the Required Company Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;


                                      49.

                  (E) by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in Merger I and (ii) the issuance of Parent Common Stock in Merger I shall not have been approved at the Parent Stockholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the issuance of Parent Common Stock in Merger I approved by the Required Parent Stockholder Vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

                  (F) by Parent (at any time prior to the approval of this Agreement and the principal terms of Merger I by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

                  (G) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company within 10 days and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach; or

                  (H) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent within 10 days and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach.

            8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f) or Section 8.1(g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(h), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.


                                      50.

            8.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 8.3, there shall be no liability or obligation hereunder on the part of any of the parties hereto or their respective officers, directors, stockholders or Affiliates); provided, however, that (i) this Section 8.3, Section 8.4 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

            8.4 EXPENSES; FEES.

                  (A) All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not Merger I is consummated.

                  (B) In the event that this Agreement (i) is terminated pursuant to Section 8.1(d), (ii) after the date hereof but prior to the vote on this Agreement at the Company Shareholders' Meeting, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (iii) within twelve (12) months of the date on which this Agreement is terminated pursuant to Section 8.1(d), the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Acquisition Proposal that is subsequently consummated, the Company shall pay to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by an Acquisition Proposal $4,200,000 (the "Termination Fee"). In the event that this Agreement is terminated pursuant to Section 8.1(f), the Company shall pay to Parent, within two Business Days thereafter, the Termination Fee.

                  (C) All payments required to be made pursuant to Section 8.4(b) above shall be made in immediately available funds to an account designated by Parent. Any payment that is not made when due pursuant to the foregoing shall bear interest, commencing on the date that the payment became due, at a rate equal to the rate of interest publicly announced y Citibank, N.A., from time to time, in the City of New York, as such bank's base rate plus 3%.

      SECTION 9. MISCELLANEOUS PROVISIONS

            9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement and the principal terms of Merger I by the shareholders of the Company); provided, however, that after any such approval of this Agreement and the principal terms of Merger I by the Company's shareholders, no amendment shall be made which by any applicable Legal Requirement requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.2 WAIVER.

                  (A) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.


                                      51.

                  (B) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            9.3 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time of Merger I or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

            9.4 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

            9.5 COMPANY DISCLOSURE LETTER. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify any other representation or warranty to which the relevance of any representation or warranty is reasonably apparent.

            9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its reasonable attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand or (b) two business days after sent by registered mail or by courier or express delivery service, or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the


                                      52.

name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      If to Parent or either      Molecular Devices Corporation
      Merger Sub:                 1311 Orleans Drive
                                  Sunnyvale, California 94089
                                  Attn: Chief Financial Officer
                                  Facsimile: (408) 747-3696

                                  Astros Acquisition Sub I, Inc.
                                  Astros Acquisition Sub II, LLC
                                  c/o Molecular Devices Corporation
                                  1311 Orleans Drive
                                  Sunnyvale, California 94089
                                  Attn: Chief Financial Officer
                                  Facsimile: (408) 747-3696

                                  In each case with a copy to:

                                  Cooley Godward llp
                                  Five Palo Alto Square
                                  3000 El Camino Real
                                  Palo Alto, CA 94306
                                  Attn:  Suzanne Sawochka Hooper
                                  Facsimile: (650) 849-7400

      If to the Company:          Axon Instruments, Inc.
                                  3280 Whipple Road
                                  Union City, California 94587
                                  Attn:  Alan Finkel, Chief Executive Officer
                                  Facsimile:  (510) 675-6300

                                  With a copy to:

                                  Latham & Watkins LLP
                                  650 Town Center Drive
                                  20th Floor
                                  Costa Mesa, CA  92626-1925
                                  Attn: Patrick T. Seaver
                                  Facsimile: (714) 755-8290

            9.9 COOPERATION. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

            9.10 CONSTRUCTION.

                  (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine


                                      53.

and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                  (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

                  (E) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                  (F) For purposes of this Agreement, a document shall be deemed to have been "made available" to Parent only if such document is listed on an index dated as of the date hereof of the documents made available to Parent and its Representatives at 135 Commonwealth Drive, Menlo Park, California.

                  (G) For purposes of this Agreement, whenever any mathematical calculation is required to be made, it shall be calculated to the sixth decimal place.

            9.11 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.


                                      54.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                               MOLECULAR DEVICES CORPORATION

                               By: /s/ Joseph D. Keegan
                                   Name: Joseph D. Keegan
                                   Title: President and Chief Executive Officer



                               ASTROS ACQUISITION SUB I, INC.

                               By: /s/ Joseph D. Keegan
                                   Name: Joseph D. Keegan
                                   Title: President and Chief Executive Officer



                               ASTROS ACQUISITION SUB II, LLC

                               By: /s/ Joseph D. Keegan
                                   Name: Joseph D. Keegan
                                   Title: President and Chief Executive Officer



                               AXON INSTRUMENTS, INC.

                               By: /s/ Alan Finkel
                                   Name: Alan Finkel
                                   Title: Chief Executive Officer


                                      55.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      ACQUIRED CORPORATIONS. "Acquired Corporations" shall mean the Company and its Subsidiaries.

      ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

      ACQUIRED CORPORATION IP. "Acquired Corporation IP" shall mean all: (a) Intellectual Property Rights pertaining to the Acquired Corporation Products;
(b) all Registered IP that is identified, or required to be identified, in Part 2.11(a) of the Company Disclosure Letter; (c) all development or deployment tools (including scripts and makefiles) developed by or on behalf of any Acquired Corporation; and (d) all other Intellectual Property and Intellectual Property Rights developed by or on behalf of any Acquired Corporation or in which any Acquired Corporation otherwise has, or purports to have, an ownership interest or exclusive rights.

      ACQUIRED CORPORATION PRODUCT. "Acquired Corporation Product shall mean any product, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, distributed, promoted, licensed or otherwise made available by any of the Acquired Corporations.

      ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

            (A) the sale, license, disposition or acquisition of all or substantially all of the assets of the Company or any direct or indirect Subsidiary or division of the Company;

            (B) the issuance, grant, disposition or acquisition of (A) 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company, not including the transmutation of CDIs in respect of capital stock of the Company in accordance with the ASTC Operating Rules;

            (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect Subsidiary of the Company in which the shareholders of the Company immediately prior to the transaction own less than 80% of any class of equity securities of the entity surviving or resulting form such transaction (or the ultimate parent entity thereof); or

            (D) any liquidation or dissolution of the Company;


                                      A-1.

provided, however, that (A) neither (i) the grant of Company Options nor (ii) the issuance of capital stock of the Company or the right to purchase capital stock of the Company, by the Company to its employees and consultants in the ordinary course of business shall be deemed to be an "Acquisition Transaction," if such grant or issuance is made pursuant to the Company's existing stock option plans and is consistent with the Company's past practices and (B) the issuance of capital stock of the Company by the Company to its employees and consultants upon the exercise of outstanding Company Options or pursuant to the Company's employee stock purchase plan shall not be deemed to be an "Acquisition Transaction."

      AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

      AGREEMENT OF MERGER. "Agreement of Merger" shall mean a properly executed certificate of merger conforming to the requirements of the CGCL and the LLC Act.

      ASIC. "ASIC" shall mean Australian Securities and Investments Commission.

      ASTC. "ASTC" shall mean ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.

      ASX. "ASX" shall mean Australian Stock Exchange Limited ACN 008 624 691.

      AUSTRALIAN CORPORATIONS ACT. "Australian Corporations Act" shall mean Australian Corporations Act 2001 (Cth) including without limitation the provisions of Chapter 6D of that Act.

      AUSTRALIAN PROSPECTUS. "Australian Prospectus" shall mean a prospectus lodged by Parent with ASIC in accordance with the Corporations Act (subject to any exemption or modification granted by ASIC) to permit the issuance of Parent Common Stock and Parent Stock Options under Merger I to persons resident in Australia.

      CASH CONSIDERATION. "Cash Consideration" shall mean $70,000,000 in cash.

      CDI. "CDI" has the meaning given in the operating rules (as defined in the Australian Corporations Act) of ASX Settlement and Transfer Corporation Pty Ltd.

      CLOSING. "Closing" shall mean the consummation of the transactions contemplated by the Agreement.

      CLOSING DATE. "Closing Date" shall have the meaning set forth in Section
1.3 of the Agreement.

      CODE. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

      COMPANY COMMON STOCK. "Company Common Stock" shall mean the common stock, no par value per share, of the Company.

      COMPANY DISCLOSURE LETTER. "Company Disclosure Letter" shall mean the Company Disclosure Letter that has been prepared by the Company in accordance with the requirements of Section 9.5 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

      COMPANY FINANCIAL ADVISOR. "Company Financial Advisor" shall mean Thomas Weisel Partners LLC.


                                      A-2.

      COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall mean the financial statements and notes referred to in Section 2.4 of the Agreement.

      COMPANY OPTIONS. "Company Options" shall mean the stock options granted by the Company pursuant to the Company's stock option plans.

      COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall mean the meeting of the shareholders of the Company called by the Company and held in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law for the purpose of permitting the shareholders of the Company to consider and to vote upon and approve the Agreement and the principal terms of Merger I.

      COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall mean a valid certificate previously representing any shares of Company Common Stock.

      CONFIDENTIALITY AGREEMENT. "Confidentiality Agreement" shall mean that certain letter regarding confidentiality dated March 11, 2004 between Parent and the Company.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      EFFECTIVE TIME OF MERGER I. "Effective Time of Merger I" shall mean the time at which a properly executed Agreement of Merger for Merger I conforming to the requirements of the CGCL and the LLC Act is filed with the Secretary of State of the State of California.

      EFFECTIVE TIME OF MERGER II. "Effective Time of Merger II" shall mean the time at which a properly executed Agreement of Merger for Merger II conforming to the requirements of the CGCL and the LLC Act is filed with the Secretary of State of the State of California.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

      ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


                                      A-3.

      EXCLUDED SHARES. "Excluded Shares" shall mean any shares of Company Common Stock held by the Company or any Subsidiary of the Company (or held in the Company's treasury) at the Effective Time of Merger I.

      FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in Merger I, as said registration statement may be amended prior to the time it is declared effective by the SEC.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

      HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      INTELLECTUAL PROPERTY. "Intellectual Property" shall mean and include all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material.

      INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights (including domain name registrations); (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

      JOINT PROXY STATEMENT/PROSPECTUS. "Joint Proxy Statement/Prospectus" shall mean the Joint Proxy Statement/Prospectus to be sent to Parent's stockholders in connection with the Parent Stockholders' Meeting and to the Company's shareholders in connection with the Company Shareholders' Meeting.

      KNOWLEDGE. Information shall be deemed to be known to or to the "Knowledge" of the Company or Parent, as applicable, if that information is actually known by any officer or director of the Company or Parent, as applicable.

      LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,


                                      A-4.

inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or, with respect to Parent, under the authority of The Nasdaq Stock Market or, with respect to the Company, ASX or ASTC.

      LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      MATERIAL ADVERSE EFFECT. An effect, change, event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such effect, change, event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate Merger I or to perform any of its obligations under the Agreement or
(iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Entity; provided, however, that any change, event, violation, inaccuracy, circumstance or other matter attributable to or arising from (A) changes or developments in
(x) the industries in which the Company participates generally, (y) the financial, banking, currency or capital markets or the economy in general or (z) Laws of general applicability (or interpretations thereof by Governmental Bodies), which changes, events, circumstances or other matters, in each case, do not disproportionately affect the Company in any material respect; (B) the execution or announcement of the Agreement and the transactions contemplated by the Agreement, (C) any change in the Company's stock price, in and of itself; and (D) any act of terrorism, commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or declaration of a war by the United States Congress, shall be excluded from the definition of "Material Adverse Effect". An effect, change, event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such effect, change, event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent or (ii) the ability of Parent to consummate Merger I or to perform any of its obligations under the Agreement, taking Parent and its subsidiaries together as a whole; provided, however, that any change, event, violation, inaccuracy, circumstance or other matter attributable to or arising from (A) changes or developments in (x) the industries in which Parent participates generally, (y) the financial, banking, currency or capital markets or the economy in general or (z) Laws of general applicability (or interpretations thereof by Governmental Bodies), which changes, events, circumstances or other matters, in each case, do not disproportionately affect Parent in any material respect; (B) the execution or announcement of the Agreement and the transactions contemplated by the Agreement, (C) any change in Parent's stock price, in and of itself; and (D) any act of terrorism, commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or declaration of a war by the United States Congress, shall be excluded from the definition of "Material Adverse Effect". The parties acknowledge that the dollar thresholds set forth in the various representations and warranties and elsewhere in this Agreement were established to permit a more efficient administration of this Agreement and are not to be considered in determining whether an


                                      A-5.

event, violation, inaccuracy, circumstance or other matter will be deemed to constitute a "Material Adverse Effect" with respect to the Acquired Corporations or Parent, as the case may be.

      MERGER I. "Merger I" shall mean a merger of Merger Sub I into the Company in accordance with this Agreement and the CGCL.

      MERGER II. "Merger II" shall mean a merger of the Company into Merger Sub II in accordance with this Agreement and the CGCL and the LLC Act.

      MERGER CONSIDERATION. "Merger Consideration" shall mean the Stock Consideration and the Cash Consideration.

      PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

      PARENT CONTRACT. "Parent Contract" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or
(c) under which Parent has or may acquire any right or interest.

      PARENT FINANCIAL ADVISER. "Parent Financial Adviser" shall mean Robert W. Baird & Co. Incorporated.

      PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the Preferred Stock, $.001 par value per share, of Parent.

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Effective Time of Merger I.

      PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

      REGISTERED IP. "Registered IP" shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

      REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      REQUIRED COMPANY SHAREHOLDER VOTE. "Required Company Shareholder Vote" shall have the meaning set forth in Section 2.29 of the Agreement.

      SEC. "SEC" shall mean the United States Securities and Exchange
Commission.


                                      A-6.

      SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

      STOCK CONSIDERATION. "Stock Consideration" shall mean 3,759,500 shares of Parent Common Stock

      SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(A) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body or (B) at least 50% of the outstanding equity or financial interests or such Entity.

      SUPERIOR PROPOSAL. "Superior Proposal" shall mean any unsolicited, bona fide written Acquisition Proposal made by a Person other than Parent or a Merger Sub to acquire all of the outstanding shares of Company Common Stock pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets,
(A) on terms which the board of directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the shareholders of the Company than the transaction contemplated by the Agreement, after consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and the Agreement (including any proposal by Parent to amend the terms of the Agreement) and (B) that in the good faith judgment of the board of directors of the Company is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

      SURVIVING ENTITY. "Surviving Entity" shall refer to the Company as the Surviving Entity in the Merger.

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      TERMINATION DATE. "Termination Date" shall have the meaning set forth in
Section 8.1(b) of the Agreement.

      TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (a) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2 of the Agreement; (b) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that Merger I is in the best interests of the Company's shareholders, within ten (10) business days (in the event the Company Shareholders' Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as in advance of such meeting as is reasonably


                                      A-7.

practicable) after Parent requests in writing that such recommendation or determination be reaffirmed; (c) the Company shall have failed to include in the Form S-4 Registration Statement the Company Board Recommendation; (d) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; provided that, the conditions set forth in Sections 7.4, 7.7, 7.8, 7.9 and 7.10 shall have been satisfied at the time of termination; (e) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days (in the event the Company Shareholders' Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as in advance of such meeting as is reasonably practicable) after requested to do so by Parent,; (f) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (g) the Company shall have executed and delivered any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than confidentiality agreements permitted by this Agreement); (h) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (i) any Person who is party to a Voting Agreement shall have materially breached such Person's Voting Agreement.

      UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2004.

      VOTING AGREEMENT. "Voting Agreement" shall mean those certain voting agreements between Parent and certain shareholders of the Company dated as of the date of the Agreement.


                                      A-8.
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                                    EXHIBITS

Exhibit A         -        Certain Definitions